EXHIBIT 5

[Letterhead of Davis Polk & Wardwell]

February 19, 2002

Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202

Ladies and Gentlemen:

        We are acting as special counsel to Cinergy Corp. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (File No. 333-74086 and 333-74086-1) by the Company and CC Funding Trust I, a statutory business trust established by the Company under the laws of the State of Delaware (the "Trust") for the purpose of registering, pursuant to Rule 462(b) under the Securities Act of 1933 (the "Act"), an aggregate offering amount of up to $32,700,000 of securities (the "Securities").

        We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

        Based on the foregoing, we are of the opinion that when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the applicable Prospectus Supplement, the Securities will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

Very truly yours,
/S/ DAVIS POLK & WARDWELL